-------------------------------------------------------------------------------
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                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934



Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6[c][2])
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-12


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                             STAGE II APPAREL CORP.
                (Name of Registrant as Specified in its Charter)
                                       and
                     (Name of Person Filing Proxy Statement)


  (Name of Persons Filing Proxy Statement if other than the Registrant) -- N/A


-------------------------------------------------------------------------------


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                             STAGE II APPAREL CORP.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 29, 1998




To Our Shareholders:

         The Annual Meeting of Shareholders of Stage II Apparel Corp. (the "Company") will be held at the offices of Mahoney Cohen & Co. at 111 West 40th Street, 12th Floor, New York, New York at 9:00 a.m. on Friday, June 26, 1998. The shareholders will be asked to vote on the following:

         1. To elect three Class I directors of the Company for a term expiring at its 2000 annual meeting of shareholders.

         2. To approve two nonqualified stock option plans; and

         3. To act upon any other matters that may be properly brought before the meeting or any adjournment.

         Shareholders of record at the close of business on April 29, 1998 are entitled to this notice and to vote at the meeting. If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy card and return it in the accompanying envelope at your earliest convenience. If you attend the meeting, you may vote either in person or by your proxy. The Company values your opinion and encourages your participation. The enclosed proxy is being solicited by the Board of Directors.




                                           Richard Siskind,
                                           President and Chief Executive Officer




New York, New York
May 21, 1998

                                 PROXY STATEMENT

                               ------------------
                             STAGE II APPAREL CORP.
                                350 Fifth Avenue
                               New York, NY 10118
                               ------------------

                       1998 ANNUAL MEETING OF SHAREHOLDERS
                                  June 26, 1998

                               PROXY SOLICITATION

         This Proxy Statement is furnished on behalf of the Board of Directors (the "Board") of Stage II Apparel Corp. (the "Company") for soliciting proxies to be voted at the Company's 1998 Annual Meeting of Shareholders on June 26, 1998 or any adjournment. The meeting will be held at 9:00 a.m. at the offices of Mahoney Cohen & Co, 111 West 40th Street, 12th Floor, New York, New York 10018.

         All properly executed proxies received prior to the meeting will be voted in accordance with the instructions marked on the proxy cards. If no instructions are made, the shares will be voted "for" the election of the nominees to the Board and "for" the approval of two nonqualified stock option plans. See "Election of Directors" and "Approval of Option Plans." The Company knows of no other business to be presented for consideration at the meeting. If any other matter is properly presented, the proxy holders will have discretionary authority to vote in accordance with their best judgment. A shareholder giving a proxy may revoke it at any time by giving written notice to the Secretary of the Company before it is voted, by executing a proxy bearing a later date or by attending the meeting and voting in person.

         This Proxy Statement and related proxy card, together with a copy of the Company's 1997 Annual Report on Form 10-K (the "Annual Report"), are being mailed to shareholders on or about May 26, 1998. Upon request, additional proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, without additional compensation, by personal interview, telephone or otherwise.

                          SHAREHOLDERS ENTITLED TO VOTE

         Shareholders of record as of the close of business on Wednesday, April 29, 1998 are entitled to notice of and to vote at the meeting. As of that date, the Company had outstanding 3,903,267 shares of common stock ("Common Stock"). On all matters submitted to the shareholders of the Company, each share of Common Stock is entitled to one vote. Cumulative voting is not allowed in the election of directors or for any other purpose. The Company's bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at the meeting.

                         CHANGE OF CONTROL TRANSACTIONS

         In February 1998, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with Jack Clark, Robert Plotkin and Steven R. Clark, founders of the Company (the "Founders"), and Richard Siskind, the principal shareholder and CEO of several companies engaged in various segments of the apparel industry. The transactions contemplated by the Purchase Agreement (the "Change of Control Transactions") were consummated in May 1998 and included the sale to Mr. Siskind of approximately 1.9 million shares of Common Stock held by the Founders (the "Control Shares") in consideration for their release from guarantees of the Company's indebtedness to its factor and their receipt of options to reacquire a total of 1.5 million shares of Common Stock from Mr. Siskind at exercise prices ranging from $.50 to $1.50 per share (the "Founders Options"). The Control Shares represent 48.7% of the Common Stock outstanding as of the date of this Proxy Statement.

         In addition to the sale of the Control Shares, the Change of Control Transactions included (i) the Board's adoption of a 1998 Nonqualified Stock Option Plan -A ("Option Plan A") under which the Company issued to Mr. Siskind options to purchase up to 1.5 million shares of Common Stock on the same terms as the Founders Options, exercisable only to the extent the Founders Options are exercised, (ii) the Board's adoption of a 1998 Nonqualified Stock Option Plan -B ("Option Plan B") under which the Company issued to Mr. Siskind options to purchase up to 900,000 shares of Common Stock at an exercise price of $.75 per share, (iii) the reconstitution of the Board with designees of Mr. Siskind, (iv) the addition of a new management team headed by Mr. Siskind and (v) the arrangement by Mr. Siskind of a new credit facility for the Company. All of the options issued to Mr. Siskind are subject to shareholder approval at the 1998 Annual Meeting. See "Approval of Option Plans."

                              ELECTION OF DIRECTORS

General

         The Board is divided into two classes. As part of the Change of Control Transactions, all of the former directors of the Company relinquished their seats to Mr. Siskind and his designees following the mailing to the Company's shareholders of an Information Statement describing the Board reconstitution. Three Class I directors included in the Board reconstitution are to be elected at the 1998 Annual Meeting to serve for a two-year term expiring at the 2000 annual meeting of shareholders or until their successors are chosen and have qualified. Information about of Class I nominees is provided below under the caption "Nominees," and information about the incumbent Class II directors is included under the caption "Additional Information About the Board."

         Except where authority to vote for one or more nominees is withheld, the designated proxy holders will vote all shares represented by an executed proxy for the election of the nominees listed below. The Company expects each of the nominees to be able to serve as a director. If a nominee should become unavailable to serve as a director for any reason presently not known or contemplated, the proxy holders will have discretionary authority to vote for a substitute designated by the Board. Nominees receiving a plurality of votes cast at the meeting will be elected as directors. Abstentions and broker non-votes will not be treated as votes cast for or against any particular director and will not affect the outcome of the election.

Nominees

         Each of the nominees for Class I director is a current director of the Company. The names of the nominees, along with information on their business experience and background, are set forth below.


--------------------------------------------------------------------------------


Richard Siskind      Richard Siskind joined the Company as President,
                     Chief Executive Officer and a director in May 1998 in connection with the Change of Control
                     Transactions. He has been in the apparel business for over 30 years, serving in a variety of roles and positions. By 1977, Mr. Siskind had assumed the position of president of David Small Industries, Inc. In 1982, he co-founded Apparel Exchange, Inc., an affiliated company. Both companies sold off-price men's, women's and children's apparel and reached sales aggregating over $100 million by 1989. Mr.
                     Siskind sold both companies in 1989. In 1991, he founded R. Siskind and Company ("RSC"). He is a
Age 52               director, sole shareholder and chief executive
                     officer of RSC, which is in the business of purchasing top brand name men's and women's apparel and accessories, and redistributing it to a global clientele of upscale off-price retailers.

Robert Greenberg     Robert Greenberg was appointed as a director of the
                     Company in May 1998 in connection with the Change of Control Transactions. He founded LA Gear, a publicly held footwear company noted for making athletic footwear fashionable. Mr. Greenberg launched his second footwear venture with his sons in 1992. He is now the Chairman and CEO of Skechers USA, Inc., which sells casual lifestyle footwear to major
Age 57               retailers throughout the United States and in
                     approximately sixty other countries. Since its inception, Skechers, Inc. has become one of the largest privately held footwear companies in the United States.


--------------------------------------------------------------------------------


Beverly Roseman      Beverly Roseman joined the Company as a Vice
                     President and director in May 1998 in connection
                     with the Change of Control Transactions. She joined
                     RSC in 1992 as the Merchandise Manager.  In 1995,
                     Mrs. Roseman was appointed as RSC's Vice President
                     of Buying, Merchandising and Operations.  Mrs.
                     Roseman also oversees the Human Resources, MIS and
                     Operational divisions of RSC.   From 1975 to 1980,
                     Mrs. Roseman worked for R.H. Macy's, first as trainee and then as a buyer. She was employed from
Age 40               1980 to 1982 as a buyer for The Broadway Department
                     Stores in California, from 1982 to 1988 as a buyer for Marshall's Inc. and from 1988 to 1992 as a Senior Buyer for T.J. Maxx. Mrs. Roseman is a graduate of Adelphi University.


--------------------------------------------------------------------------------

                            COMPOSITION OF THE BOARD

         In addition to the Class I directors of the Company standing for reelection at the 1998 Annual Meeting, the Board includes two Class II directors. Each of the Class II directors is currently serving for a two-year term to expire at the 1999 annual meeting of shareholders. Biographical information for these directors is set forth below.


--------------------------------------------------------------------------------


Barry Fertel         Barry Fertel was appointed as a director of the
                     Company in May 1998 in connection with the Change of Control Transactions. He has been a partner in the law firm of Roper, Barandes & Fertel since 1988. His practice is concentrated in the field of commercial litigation. From 1980 to 1988, Mr. Fertel was an associate and later a partner of Bell, Kalnick, Klee, Green & Beckman, a New York City law firm.
                     From 1978 to 1980, he was an Assistant Attorney
                     General for the State of New York. He is a graduate of the State University of New York at Stony Brook
Age 44               and received his law degree from the State
                     University of New York at Buffalo. Mr. Fertel currently serves as Vice President of the Board of Education of the New Rochelle, New York School
                     District.

Jon Siskind          Jon Siskind joined the Company as a Vice President
                     and director in May 1998 in connection with the Change of Control Transactions. He graduated from the University of Hartford in 1991, where he received his B.A. in Economics. He joined RSC in the same year as an account executive handling the Northeast and Mid West territories. In 1994, he was
Age 29               appointed National Sales Manager and given the
                     additional responsibility for overseeing all sales and distribution. In 1995, he was appointed as RSC's
                     Vice President of Sales. Jon Siskind is the son of Richard Siskind.


--------------------------------------------------------------------------------


                            APPROVAL OF OPTION PLANS

General

         As part of the Change of Control Transactions, the Company entered into a Management Agreement with Richard Siskind (the "Management Agreement"), providing for his engagement as President and Chief Executive Officer of the Company for a three-year term that commenced at the closing of the Change of Control Transactions at annual salary of $200,000. The Management Agreement also provides for the grant of options to Mr. Siskind under Option Plan A and Option Plan B (collectively, the "Nonqualified Plans").

         Under Option Plan A , at the closing of the Change of Control Transactions in May 1998 (the "Closing"), the Company issued to Mr. Siskind options to purchase up to 900,000 shares of Common Stock (the "Executive Options"), exercisable in one-third cumulative annual installments, commencing one year after the Closing, at an exercise price of $.75 per share. Under Option Plan B, the Company also issued to Mr. Siskind at the Closing options to purchase up to 1.5 million shares of Common Stock (the "Mirror Options"). The Mirror Options are exercisable on the same terms as the Founders Options issued by Mr. Siskind to the Founders, but only to the extent that the Founders Options are exercised. The effectiveness of the Executive Options and the Mirror Options (collectively, the "Siskind Options") is subject to shareholder approval at the 1998 Annual Meeting

         The Executive Options were issued to Mr. Siskind in lieu of higher salary and as consideration for his arrangement of a new credit facility for the Company. They are intended to offer Mr. Siskind an opportunity to increase his proprietary interest in the Company and provide additional incentive to contribute to its performance and growth. The Mirror Options were issued to enable Mr. Siskind to maintain his ownership position in the Common Stock, without any financial gain or loss, to the extent he is required to transfer Control Shares to the Founders upon exercise of the Founders Options. Information about the Nonqualified Plans governing the Siskind Options is provided below.

Option Plan A

         The Board adopted Option Plan A in accordance with the terms of the Management Agreement. It provides solely for the issuance of the Executive Options to Mr. Siskind. The 900,000 shares of Common Stock issuable upon exercise of the Executive Options may be either previously unissued or reacquired shares. Shares that cease to be subject to an Executive Option because of its expiration or termination will not be available for the grant of any additional options under Option Plan A.

         Option Plan A is administered by the Compensation Committee of the Board (the "Committee"), comprised of the Company's independent directors, who are not eligible to receive options under any of the Company's option plans. The Committee has sole discretion to determine any issues that may arise under Option Plan A.

         Under Option Plan A, the exercise prices, vesting dates and terms of all the Executive Options were established in three series (each, an "Option Series"), as follows:


                  Shares Subject       Vesting Date--Years        Exercise         Expiration Date--
  Series             To Option            After Closing             Price         Years After Closing
  ------          --------------       -------------------        --------        -------------------
     A                300,000                  One                $   .75              Five
     B                300,000                  Two                    .75               Six
     C                300,000                 Three                   .75              Seven



Option Plan B

         The Board adopted Option Plan B in accordance with the terms of the Management Agreement. It provides solely for the issuance of the Mirror Options to Mr. Siskind. The 1.5 million shares of Common Stock issuable upon exercise of the Mirror Options may be either previously unissued or reacquired shares. Shares that cease to be subject to a Mirror Option because of its expiration or termination will not be available for the grant of any additional options under Option Plan B.

         Option Plan B is administered by the Committee. The Committee has sole discretion to determine any issues that may arise under Option Plan B.

         Under Option Plan B, the exercise prices, vesting dates and terms of the Mirror Options were established to coincide with the exercise prices, vesting dates and terms of the Founders Options issued by Mr. Siskind to the Founders as part of the Change of Control Transactions. The Mirror Options are allocated among three series (each, an "Option Series"), entitling Mr. Siskind to purchase the same number of shares of Common Stock from the Company as the number of shares reacquired from him by the Founders upon exercise of the Founders Options and at the same price as the corresponding Founders Options, as follows:


                   Shares Subject       Vesting Date--Years        Exercise         Expiration Date--
  Series             To Option            After Closing             Price         Years After Closing
  ------           --------------       -------------------        --------       -------------------
     A                500,000                  One                 $  .50              Five
     B                500,000                  Two                   1.00               Six
     C                500,000                 Three                  1.50              Seven


Other Terms of the Nonqualified Plans

         Payment in full of the exercise price of the Siskind Options issued under the Nonqualified Plans must be made upon the exercise of each Siskind Option either in cash, shares of Common Stock already owned by Mr. Siskind with a fair market value equal to the exercise price or by a combination of cash and shares equal to the exercise price. The proceeds received by the Company upon the exercise of the Siskind Options will be used for general corporate purposes.

         The Siskind Options granted under the Nonqualified Plans may not be transferred except to the personal representative of Mr. Siskind in the event of his death prior to the expiration of the Siskind Options. The maximum term of the Siskind Options is seven years.

         Notwithstanding the vesting schedules for the Siskind Options, the unvested portion of the Siskind Options will become 100% vested upon any Change of Control (as defined below) or any action by the Board in contemplation of a transaction that would result in a Change of Control. Change of Control for this purpose means an event or series of events after the Closing by which (a) any person is or becomes the beneficial owner of 30% or more of the total voting power of the outstanding voting stock of the Company, (b) the Company conveys, transfers, sells or leases all or substantially all of its assets to any person other than to a wholly owned subsidiary of the Company, (c) the shareholders of the Company approve any plan of liquidation or dissolution of the Company or (d) during any period of 12 consecutive months, individuals who, at the beginning of that period, constituted the Board (together with any new directors whose election by the Board or whose nomination for election was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office. For this purpose, a Change of Control does not include the Change of Control Transactions.

         In the event the shares of Common Stock, as presently constituted, are changed into or exchanged for a different number or kind of shares of capital stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then there shall be substituted for or added to each share subject to an outstanding Siskind Option the number and kind of shares of capital stock or other securities into which each outstanding share of Common Stock was so changed, for which it was exchanged or to which each its holders become entitled, as the case may be. The price and other terms of any unexercised portion of the Siskind Options will also be appropriately amended to reflect the foregoing events.

         The Nonqualified Plans may be amended by the Board only with the consent of Mr. Siskind and only to correct any defect, supply any omission or reconcile any inconsistency in the manner and to the extent deemed desirable to carry out the Nonqualified Plans. Accordingly, the Nonqualified Plans may not be amended to (a) increase the number of covered shares, (b) extend the maximum option term or (c) increase the benefits contemplated thereby.

         The following table provides summary information about the Siskind Options. The dollar value of options listed in the table reflects the difference between the exercise price of the options and the market price of $3/4 for the Common Stock on May 10, 1998, the date immediately preceding the Closing. The ultimate value of the Siskind Options may be more or less than the listed amounts.

                       Grants under the Nonqualified Plans


                                                          Option Plan A                         Option Plan B
                                                 -------------------------------    -------------------------------
                                                  Number                             Number
Name of                                          of Shares  Exercise    Dollar      of Shares    Exercise   Dollar
Optionee                     Position             Covered   Price       Value        Covered      Price      Value
--------              ----------------------     -------- -----------  ---------    ---------  -----------  -------
Richard Siskind       President and CEO            900,000    $ .75    $     ---      300,000     $ .50      $  ---
                                                                                      300,000      1.00
                                                                                      300,000      1.50



Federal Income Tax Matters

         The following discussion summarizes relevant federal income tax considerations relating to options issued under the Nonqualified Plans. The summary is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and could be affected by future changes in the tax laws.

         All options granted under the Nonqualified Plans will be treated as nonqualified stock options within the meaning of Section 422 of the Code. Mr. Siskind will not be required to recognize taxable income upon the grant of the Siskind Options. Upon exercise of a Siskind Option, he will recognize ordinary income to the extent of the difference between the option exercise price and the fair market value of the stock on the date the Siskind Option is exercised (the "Compensation Element"). Upon ultimate sale of the stock received upon exercise, he will recognize capital gain or loss (if the stock is a capital asset) equal to the difference between the amount realized upon the sale and the fair market value of the Common Stock on the date of exercise. The Company will be entitled to a federal income tax deduction equal to the Compensation Element upon the exercise of a Siskind Option.

Vote Required

         The effectiveness of the Nonqualified Plans is subject to shareholder approval at the 1998 Annual Meeting. Approval of the Nonqualified Plans requires the affirmative vote, in person or by proxy, by holders of a majority of the Common Stock. Mr. Siskind owns 48.7% of the Common Stock outstanding as of the record date and intends to vote in favor of the proposal to approve the Nonqualified Plans. The Board believes the approval of the this proposal is in the best interests of the Company and its shareholders and recommends that shareholders vote "for" its approval.

         Shares of Common Stock represented by proxies that reflect abstentions or broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining voting results, an abstention is treated as a share present and entitled to vote on the approval of the Nonqualified Plans, but is counted neither "for" nor "against." Therefore, an abstention has the same effect as a negative vote on the approval of the Nonqualified Plans. In tabulating a vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

                     ADDITIONAL INFORMATION ABOUT THE BOARD

Actions by the Board in 1997

         During 1997, the Board took action, either at meetings or by consent, on a total of four occasions. No director attended or participated in fewer than 75% of these meetings or action by consent.

Committees and Committee Meetings

         The Board has an Audit Committee and a Compensation Committee. Both committees were comprised of Stephen J. Jelin and Eugene Myers prior to the Change of Control Transactions and are now comprised of Robert Greenberg and Berry Fertel. The Audit Committee is responsible for monitoring and reviewing the financial affairs and financial statements of the Company and performing related internal financial review procedures. The Compensation Committee is responsible for evaluating salary and bonus arrangements for all officers and key employees and for administering the Company's employee benefit plans. During 1997, each of these Committees held one meeting. The Board of Directors has no other standing committees.

Compensation of Directors

         The outside directors of the Company received directors' fees at the rate of $3,000 per meeting during 1997.

                             EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

         The following table sets forth the total remuneration paid during the last three years to the five most highly compensated executive officers of the Company.

                           Summary Compensation Table

                                            Annual Compensation         Long Term Compensation
Name and 1997                           --------------------------      ----------------------         All Other
Principal Position           Year       Salary      Bonus  Other(1)      Option/SAR Awards (#)      Compensation(2)
------------------           ----       ------      -----  --------     ----------------------      ---------------
Jack Clark                   1997......$  298,000    ---     ---                   ---                 $ 4,000
   Chairman of               1996......   345,000    ---     ---                   ---                   4,000
   the Board                 1995......   543,000    ---     ---                   ---                   4,000

Ronald Cohen                 1997......   156,000    ---     ---                   ---                   3,000
   Executive VP-             1996......   124,000    ---     ---                   ---                   3,000
   Operations                1995......   123,000    ---     ---                   ---                   3,000

Carl Jenkins                 1997......   156,000    ---     ---                   ---                   2,000
   EVP-Production and        1996......   109,000    ---     ---                   ---                   3,000
   Foreign Operations        1995......   109,000    ---     ---                   ---                     ---

Steven R. Clark              1997......   122,000    ---     ---                   ---                   2,000
   President                 1996......   118,000    ---     ---                   ---                   3,000
                             1995......   121,000    ---     ---                   ---                   2,000

Anthony M. Pisano(3)         1997......   101,000    ---     ---                   ---                     ---
   Chief Financial           1996......    10,000    ---     ---                   ---                     ---
   Officer                   1995......       ---    ---     ---                   ---                     ---

----------------------
     (1) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary.

     (2) Reflects the Company's contribution to the accounts of the named executive officers under its Employee Stock Ownership and Salary Deferral Plan. See "Employee Benefit Plans" below.

     (3) Mr. Pisano joined the Company in December 1996 and resigned from his position with the Company in the third quarter of 1997.

Stock Options

         The Company maintains two incentive stock option plans (the "ISO Plans"). See "Employee Benefit Plans-- Employee Stock Option Plans" below. The following table sets forth information as of December 31, 1997 on stock options held under the ISO Plans by the Company's five most highly compensated executive officers in 1997, none of whom received any option grants or exercised any stock options during 1997.

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                                                 Value of
                                            Shares                           Number of          Unexercised
                                           Acquired                         Unexercised         In-the-Money
                                              on             Value           Options at          Options at
Name                                       Exercise         Realized          Year End(1)        Year End(2)
----                                      ----------       ----------      ---------------     --------------
Jack Clark...........................        None              N/A              40,000               N/A
Ronald Cohen.........................        None              N/A              10,000               N/A
Carl Jenkins.........................        None              N/A               5,000               N/A
Steven R. Clark......................        None              N/A                 ---               N/A
Anthony M. Pisano....................        None              N/A                 ---               N/A

----------------------
     (1)   All of the stock options are currently exercisable.
     (2) The closing price of the Common Stock on the AMEX on December 31, 1997 was below the exercise price of the options.

Employee Benefit Plans

        Stock Option Plans. The ISO Plans maintained by the Company were adopted in 1987 (the "1987 Plan") and 1994 (the "1994 Plan") to provide for the grant of options to purchase up to 200,000 shares and 300,000 shares, respectively, of Common Stock to key employees. The terms of the two ISO Plans are identical, except for the additional shares of Common Stock covered by the 1994 Plan.

        The exercise price for options granted under the ISO Plans is fixed by a Compensation Committee of the Board at 100% of the market price of the Common Stock on the date of the grant or 110% of the market price for any optionee who is a principal shareholder. Each option granted under the ISO Plans is exercisable for periods of up to ten years from the date of grant, or three months after termination of employment, with certain exceptions.

        At December 31, 1997, options to purchase a total of 55,000 shares at exercise prices ranging from $3 to $4 1/2 per share were outstanding under the ISO Plans, and options to purchase 445,000 shares were reserved for future grants. No options were exercised during 1997, 1996 or 1995.

        Employee Stock Ownership and Salary Deferral Plan. In 1994, the Company converted its Profit Sharing Plan into an Employee Stock Ownership and Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, for each dollar contributed by electing employees to a retirement savings account from up to 12% of their annual compensation, the Company may contribute up to $.40, subject to certain limitations under Section 401(k) of the Internal Revenue Code (the "Code"). The Company's expense for these contributions in 1997, 1996 and 1995 aggregated $16,000, $38,000 $69,000, respectively.

        The Saving Plan also enables the Company to make discretionary contributions for open market purchases of its Common Stock to be allocated to the accounts of all employees in proportion to their annual compensation. This feature was added in 1994 and is intended to qualify for treatment under Section 401(a) of the Code. The Company did not make any discretionary contributions to the Savings Plan for this purpose in 1997, 1996 or 1995.

Salary Protection Agreements

        The Company is a party to Salary Protection Agreements with Ronald Cohen and Carl Jenkins. The agreements provide for severance payments to these executives equal to six months' base salary plus $30,000 in the Case of Mr. Cohen, and four months' base salary plus $25,000, in the case of Mr. Jenkins, if their employment is terminated by the Company without cause or by the executive for good reason. The agreements define cause as willful misfeasance or malfeasance in the performance of an executive's duties and good reason as a reduction of the executive's responsibilities or compensation or an increase in his time or travel requirements by the Company. The agreements expire in December 1999, in the case of Mr. Cohen, and August 1999, in the case of Mr. Jenkins..

Compensation Committee Interlocks and Insider Participation

        During 1997, the Compensation Committee of the Board was comprised of Messrs. Jelin and Myers. Neither one of these directors has ever served as an officer of the Company or any of its subsidiaries or had any related party transactions with the Company.

Compensation Committee Report on Executive Compensation

        General. In recommending 1997 compensation levels for the Company's officers, including the Chief Executive Officer and other named executive officers, the Compensation Committee of the Board applied the Board's established compensation policies and criteria intended to promote the Company's overall objective of maximizing shareholder value over time. These procedures are aimed at maintaining a competitive compensation package to attract and retain talented personnel while also responding to both individual and corporate performance measures. Recommendations for 1996 salary levels and long term compensation were based on evaluations during January 1997 and thereafter.

        Compensation Policy. The Company's executive compensation policy is designed to maintain competitive levels of pay along with equity incentives to attract and retain qualified executives with interests, as co-owners of the Company, identical to those of its unaffiliated shareholders. This policy is implemented through a salary structure augmented by stock option and Savings Plan participation. The Committee's objective is to integrate these compensation components with the annual and long term performance of the Company as well as the achievements and contributions of the individual executives.

        While the Committee's goal is to maintain executive compensation at levels that are competitive with industry peers and linked to corporate performance, actual compensation in any particular year may be above or below published rates for competitors. In addition, due to the overall weakness of the retail apparel market, the Company's compensation levels from year to year may not correlate directly with various corporate performance measures in a particular year. The Committee believes, however, that the Company's compensation program enables it to balance the relationship between compensation and performance in the best interests of the shareholders.

        The separate components of the Company's executive compensation program for 1997 are described below, along with a discussion of the evaluations made by the Committee in recommending 1997 compensation levels for the five most senior executive officers.

        Annual Compensation. Annual compensation paid to the Company's named executive officers is limited to base salaries, without any bonus or commission payments, plus contributions to their accounts under the Company's Savings Plan, which are generally dependent upon the amount of their own contributions. Salary levels for the Company's top five executive officers are established by the Board based on recommendations of the Committee.

        Recommendations by the Committee for salary levels in 1997 were based on several historical and comparative performance factors. The Committee also considered comparative compensation and performance data for various other apparel companies and the performance of each of the Company's senior officers within his particular area of operating responsibility. The Committee reached favorable evaluations on the basis of performance but determined that 1996 salary levels were not competitive with industry peers. Based on these determinations, the Committee recommended that the Board increase 1997 salaries for Ronald Cohen, Carl Jenkins and Steven Clark by $32,000, $47,000 and $4,000, respectively.

        The Committee's 1997 salary recommendation for Jack Clark, the Chairman of the Board, was based on similar criteria as well as considerations of overall corporate leadership, contribution to the Company's performance and assumption of increased responsibilities. These positive considerations were offset by the Company's cost containment objectives, resulting in the Committee's recommendation for the maintenance of Mr. Clark's 1997 salary at the reduced level established for 1996. In September 1997, in view of the Company's weak financial performance, Mr. Clark voluntarily reduced his salary to an annual rate of $100,000, resulting in his total annual compensation of $298,000 in 1997.

        Long Term Compensation. Long term incentives are provided through the Company's ISO Plans. Options provide executives and other key employees with the opportunity to establish or increase their equity interest in the Company and to share in any appreciation in the value of the Common Stock. As a result of the Company's disappointing financial results, no options were granted to its five most highly compensated executive officers during 1997.

        Conclusion. The Committee believes that the executive compensation policies implemented through its recommendations serve the interest of the Company's shareholders and the long range goals of the Company.

This report has been approved by the following
members of the Compensation Committee:         STEPHEN JELIN        EUGENE MYERS

Performance Graph

         The following graph compares the yearly percentage change in the Company's cumulative total shareholder return with the cumulative return (assuming reinvestment of dividends) of (i) the Russell 2,000 Index and (ii) an Apparel Index group as published by Value Line. Inc.










                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information on the beneficial ownership of the Common Stock as of March 31, 1998 by (i) ) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, based on Statements on Schedule 13D filed with the SEC, (ii) the Company's five most highly compensated executive officers during its last fiscal year, (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group.


                                                                                  Common Stock
                                                   Address of                     Beneficially       Percentage
5% Shareholders                               5% Beneficial Owners                    Owned             of Class
---------------                           -----------------------------           -------------      -----------

Fortuna Investment Partners, L.P.         100 Wilshire Boulevard                     425,900(1)           10.9%
Fortuna Capital Management, Inc.          Santa Monica, CA 90401
Ronald J. Vannuki

Named Executive Officers and Directors

Jack Clark........................................................................ 1,381,479(2)           35.4
Ronald Cohen......................................................................    10,000(3)             .1
Carl Jenkins......................................................................     5,000(3)            ---
Steven R. Clark...................................................................   169,080(4)            4.3
Anthony M. Pisano.................................................................         ---             ---
Eugene Myers .....................................................................         400             ---
Robert Plotkin....................................................................   502,363(5)           12.9
All officers and directors
 as a group (11 persons).......................................................... 2,108,917(6)           54.0

----------------------
     (1) Based on a Statement on Schedule 13D, reflects shares held directly by Fortuna Investment Partners, L.P. ("FIP") and indirectly by Fortuna Capital Management, Inc. ("FCP"), the general partner of FIP, and by Mr. Vannuki, as President and Chief Executive Officer of FCP. Excludes (i) 700 shares of Common Stock held in Mr. Vannuki's IRA.

     (2) Includes (I) 13,700 shares owned by Mr. Clark's IRA, (ii) 36,519 shares held by a foundation owned by Mr. Clark, (iii) 400 shares owned by his wife and
(iv) 40,000 shares subject to stock options. Does not reflect the Change of Control Transactions.

     (3) Represents shares subject to stock options.

     (4) Does not reflect the Change of Control Transactions.

     (5) Includes 1,500 shares owned by Mr. Plotkin's IRA, 1,000 shares owned by his wife and 1,500 shares held by her IRA. Does not reflect the Change of Control Transactions.

     (6) Includes (i) a total of 54,619 shares owned indirectly by officers and directors of the Company and (ii) an aggregate of 55,000 shares subject to stock options.

                              CERTAIN TRANSACTIONS

         During 1997, the Company was a party to a 1992 buy-sell agreement with Jack Clark, a director and officer of the Company, providing for the Company's repurchase of the shares of Common Stock by his estate in the event of his death. The agreement was terminated in April 1998 as part of the Change of Control Transactions. See "Change of Control Transactions."

         During 1997, consulting services were provided to the Company by Robert Plotkin, an incumbent director and former President of Stage II. The consulting services provided by Mr. Plotkin consisted primarily of coordinating the Company's foreign manufacturing arrangements. Mr. Plotkin received consulting fees for these services during 1997 aggregating $101,000. The consulting arrangements with Mr. Plotkin were terminated at the end of 1997.

         It is the Company's policy to structure any transactions with related parties only on terms that are no less favorable to the Company than could be obtained on an arm's length basis from unrelated parties.

                             SOLICITATION OF PROXIES

         The cost of solicitation of proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of the Company's Common Stock through brokers, custodians and other nominees who will be reimbursed by the Company for their charges and expenses.

                            PROPOSALS BY SHAREHOLDERS

         Any proposal that a shareholder wishes to present for consideration at the 1999 annual meeting must be received by the Company at its principal executive offices no later than December 31, 1998. This date will provide sufficient time for consideration of the proposal for inclusion in the 1998 proxy materials.



                                           By Order of the Board of Directors


                                           Richard Siskind
                                           President and Chief Executive Officer


New York, New York
May 21, 1998

                               Form of Proxy Card


Front:


--------------------------------------------------------------------------------

                             STAGE II APPAREL CORP.
          (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
             STAGE II APPAREL CORP.--Proxy for the Annual Meeting of
           Shareholders at 9:00 a.m., June 26, 1998, at 111 West 40th
                     Street, 12th Floor, New York, New York
        The undersigned hereby appoints Michael Hanrahan and Dayna Clark
Higley, and each of them, with full power of substitution, as Proxies to vote the Common Stock of the undersigned at the aforementioned Annual Meeting, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, as follows:

   1. ELECTION OF DIRECTORS -- for the terms set forth in the Proxy Statement. The nominees are:
         (1) Richard Siskind                (3) Beverly Roseman
         (2) Robert Greenberg
         [ ] FOR ALL NOMINEES               [_] AGAINST ALL NOMINEES
         [ ] FOR ALL NOMINEES, except the following

   2.    APPROVAL OF NONQUALIFIED STOCK OPTION PLANS
            [_] FOR                [_] AGAINST             [ ] ABSTAIN

   3. In their discretion, the Proxies are authorized to vote upon such matters as may properly come before the Annual Meeting.

     This Proxy will be voted as specified. If no specification is made, it will be voted FOR Proposals 1 and 2, and at the discretion of the Proxies on any other business.
--------------------------------------------------------------------------------






Back:

--------------------------------------------------------------------------------


     Any Proxy heretofore given by the undersigned with respect to such stock is hereby revoked.
     Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.
Do you plan to attend the Meeting?                   [ ]  Yes          [ ]  No

                               Please mark, sign, date and return the Proxy Card
                                           promptly using the enclosed envelope.

                                                 DATED: _______________ , 1998

                                                 -----------------------------

                                                 -----------------------------

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on the card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)


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